Exhibit 10.66

October 5, 2004

Mr. Matthew V. Suffoletto
101 Chaps Lane
Philadelphia, PA 19382

Dear Matt:

This letter is to confirm our offer of employment to you under the following terms and conditions to join AXS-One as Senior Vice President, Sales & Professional Services, North America, reporting directly to me, based out of Philadelphia, PA, starting employment on or before Monday, October 18, 2004.

Salary:  Starting salary will be $10,416.66 semi-monthly, paid on the 15th and last business day of each month, which equates to 24 pay periods.

Bonus:  You will be eligible for a target bonus of $100,000 for on-target earnings of $350,000.  Your plan will be finalized within 30 days of your hire date.

Stock Options:  We will recommend to the Board of Directors of AXS-One that you be awarded a stock option grant of 300,000 shares at fair market value, to be submitted to the Compensation Committee at their next monthly meeting.  The options, if approved, are subject to the terms and conditions as outlined in the AXS-One Stock Option Plan with vesting to occur over a four year period.

Commuting/Accommodations: Given the fact that you will need to work out of the Rutherford, NJ office, AXS-One will reimburse you travel expenses to and from Philadelphia, PA.  We will also reimburse you for the cost of your accommodations during the week.  The maximum combined total for commuting and accommodations should not exceed $2,000.00 per month.

Change of Control:  Upon the occurrence of a Change of Control of the Company (as defined in the Stock Option Plan), all Options which are unvested at the time of the Change of Control will be immediately vested.

As used herein, a “Change of Control” of the Company shall be deemed to have occurred:

I.              Upon the consummation, in one transaction or a series of related transactions, (A) of the sale or other transfer of voting power (including voting power exercisable on a contingent of deferred basis as well as immediately exercisable voting power) representing control of over 30% of the total voting power of the Company to a person or a group of related persons, who, on the date of this Agreement, does not have effective voting control of the Company, whether such sale or transfer results from a tender offer or otherwise; or (B) by which any person or group of related persons who becomes, after the Commencement

Date, the “beneficial owner” of more than 70% of the total voting power of the Company, whether as a result of a tender offer or otherwise; or

II.            Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company’s shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation: or

III.           Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group or related persons.

Severance Package:  If, at any time, the Company decides to terminate your position for any reason other than for cause, then the Company will provide you a written statement of the reason for termination and severance will be equal to 3 months of your base salary payable in 6 semi-monthly installments.

Benefits:  AXS-One provides its employees with medical, dental, vision and prescription insurance coverage effective date of hire.  Optional dependent coverage is available as well.  Life insurance, long term disability and short term disability are also effective date of hire.  Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off.  In addition, the Company offers a 401(k) savings plan, which includes a 50% employer match (subject to certain restrictions), also explained in the Summary.

Employment:  AXS-One is an equal opportunity employer.  In addition, it should be understood that employment is “at will”, as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party.

Confidentiality:  You agree that any confidential information that becomes available to you in the course of employment is the sole property of AXS-One and shall not be used by you for any purpose other than fulfilling your position’s objectives.  This applies while an active or inactive employee.  A partial list of items covered by Confidentiality include:

• Employee Lists	• Technical Product Knowledge
• Customer Lists	• Confidential Financial Data
• Prospect Lists	• Product Price Lists
• Product Materials	• Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at AXS-One, except for customer lists and possible other technical data, which remains confidential indefinitely, unless AXS-One makes it available to the public.

Please countersign this offer of employment, Non-Disclosure Agreement and Background Check Authorization Form and return the originals to Human Resources to officially indicate your acceptance.

This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.  Please see the attached list of acceptable documents.  You must bring these documents with you on your first day of employment.  It is understood that legal fees associated with obtaining these documents are solely your responsibility.

Sincerely,

/s/ Bill Lyons

Bill Lyons
Chairman & Chief Executive Officer

I ACCEPT:

/s/ Matthew V. Suffoletto	10/5/04
Matthew V. Suffoletto	Date

Enclosures